EXHIBIT 99.1

BRUSH ENGINEERED MATERIALS INC. ANNOUNCES AGREEMENT WITH THE DEPARTMENT OF DEFENSE TO
CONSTRUCT A $90.4 MILLION PRIMARY BERYLLIUM FACILITY

PROVIDES UPDATE ON RUTHENIUM PRICING AND THE COMPANY’S KEY MARKETS

Cleveland – June 20, 2008 – Brush Engineered Materials Inc. (NYSE:BW) announces the planned construction of a new primary beryllium facility, comments on the impact of lower ruthenium prices and provides an update on the Company’s key markets.

NEW PRIMARY BERYLLIUM FACILITY

The Company’s wholly-owned subsidiary, Brush Wellman Inc., has entered into a Phase II Technology Investment Agreement (TIA) with the U.S. Department of Defense (DOD) for the construction and start up of a $90.4 million primary beryllium facility. The new facility will be constructed at the Company’s existing Elmore, Ohio production location.

The new facility is being funded by an innovative public-private partnership between Brush Wellman and the U.S. Government through the DOD’s Defense Production Act, Title III Program. Under the Program, Brush Wellman will contribute research and development, technology, land and buildings and will provide ongoing operations, while the government will fund engineering, design and equipment. The facility will produce primary beryllium, the feedstock material used to produce beryllium metal products.

In total, Brush Wellman’s contribution, including the research and development, technology, land, buildings and ongoing operations is valued at $23.2 million. The building will be financed through taxable revenue bonds issued by the Cleveland-Cuyahoga County Port Authority and a research and development loan from the Ohio Department of Development. These total approximately $10.5 million. Construction is expected to begin in July of this year and be completed in April 2010.

The awarding of the contract represents a key step toward maintaining a sustainable domestic supply of primary beryllium, a material critical to the nation’s strategic interests. The facility is being designed to handle both the requirements of strategic defense and growing commercial applications.

IMPACT OF RUTHENIUM MARKET PRICES

As reported in the past, the Company’s results are subject to swings in the market price of ruthenium. In 2007, the Company reported a sizable benefit from the sale of product that included a gain related to a significant increase in the market price of ruthenium that had been purchased earlier at a much lower cost. The primary factor that drove the ruthenium market price increase then was new demand created by the electronics industry due to the rapid launch of the perpendicular media technology for the hard disc drive market. This was reported as a non-operating cash gain. The amount of the gain was approximately $23.0 million pretax or $0.72 per share after tax.

The ruthenium market price has fallen during the quarter by approximately 30% or from over $400 an ounce to the $300 level. Unlike the conditions that drove the 2007 price increase, the current change in ruthenium prices is not being driven by a change in hard disc drive demand. Indeed, hard disc drive demand continues to grow and is up significantly compared to a year ago. Today, however, hard disc drive manufacturers are utilizing to a much greater extent recycled ruthenium they now have on hand as opposed to new purchases of ruthenium on the open market. We believe that this is the primary factor for the current market price drop in ruthenium. As a result of the price drop, the Company will likely record a lower of cost or market inventory charge in the current quarter. The charge is non-cash, non-operating and is currently estimated to be in the range of $6.0 to $8.0 million pretax or $0.20 to $0.25 a share after tax.

Subsequent to the charge, the value of the Company’s ruthenium inventory potentially subject to future lower cost or market adjustments is in the range of $13.0 million to $15.0 million.

Ruthenium market prices are expected to continue to be difficult to forecast. Any further decreases will result in additional charges while any increases may result in a recovery of portions of any charge taken.

KEY MARKET UPDATE

The Company continues to experience strong demand from the telecommunications infrastructure, oil and gas, heavy equipment, aerospace and medical markets and currently expects demand from these markets to remain strong through the balance of the year. In addition, defense demand has strengthened and is expected to continue to be strong throughout the remainder of the year as well. The order entry rate for wireless handsets remains strong for the Advanced Material Technologies and Services segment but continues to be soft in the Specialty Engineered Alloys segment. Specialty Engineered Alloys has been successful in raising prices across its product line to help offset some of the impact of the weaker demand.

The hard disc drive market continues to experience strong growth and while the process for qualifying materials for the perpendicular media segment of this market continues to be slower than expected, progress has been made and shipments have resumed. The Advanced Material Technologies and Services segment remains in the ramp up phase of the qualification process for the new products targeted for the ruthenium layers as well as the oxide and soft under layer materials for this market. At this time, it is expected that the Company’s order entry for this market will begin to ramp up in the fourth quarter and continue to increase through 2009. Otherwise, market conditions, in the aggregate, are consistent with the Company’s expectations.

CHAIRMAN’S COMMENTS

Richard Hipple, Chairman, President, and CEO, stated. “We appreciate the opportunity to partner with the United States Department of Defense, the Cleveland-Cuyahoga County Port Authority and the State of Ohio in the construction and start up of the new $90.4 million primary beryllium facility and we look forward to supplying the U.S. Government with these strategic materials. In light of the current economic uncertainty, while I am encouraged with the strength we continue to see from most of our key markets, I am disappointed with the slower than expected progress in the qualification process for the media business, and I am looking forward to a better second half of 2008.”

FORWARD-LOOKING STATEMENTS

Portions of the narrative set forth in this document that are not statements of historical or current facts are forward-looking statements. Our actual future performance may materially differ from that contemplated by the forward-looking statements as a result of a variety of factors. These factors include, in addition to those mentioned herein:

•	The global and domestic economies;

•	The condition of the markets which we serve, whether defined geographically or by segment, with the major market segments being telecommunications and computer, data storage, aerospace and defense, automotive electronics, industrial components, appliance and medical;

•	Changes in product mix and the financial condition of customers;

•	Actual sales, operating rates and margins for the year 2008;

•	Our success in developing and introducing new products and new product ramp up rates, especially in the media market;

•	Our success in passing through the costs of raw materials to customers or otherwise mitigating fluctuating prices for those materials, including the impact of fluctuating inventory values;

•	Our success in integrating newly acquired businesses, including the recent acquisition of the assets of Techni-Met, Inc.;

•	Our success in implementing our strategic plans and the timely and successful completion of any capital projects;

•	The availability of adequate lines of credit and the associated interest rates;

•	Other financial factors, including cost and availability of raw materials (both base and precious metal), tax rates, interest rates, metal financing fees, exchange rates, pension and other employee benefit costs, energy costs, regulatory compliance costs, the cost and availability of insurance, and the impact of the Company’s stock price on the cost of incentive and deferred compensation plans;

•	The uncertainties related to the impact of war and terrorist activities;

•	Changes in government regulatory requirements and the enactment of new legislation that may impact our obligations; and

•	The conclusion of pending litigation matters in accordance with our expectation that there will be no material adverse effects.

Brush Engineered Materials Inc. is headquartered in Cleveland, Ohio. The Company, through its wholly-owned subsidiaries, supplies worldwide markets with beryllium products, alloy products, electronic products, precious metal products, and engineered material systems.

FOR FURTHER INFORMATION, PLEASE CONTACT:

Investors:

Michael C. Hasychak
216/383-6823

Media:

Patrick S. Carpenter
216/383-6835

http://www.beminc.com